Exhibit 99.1

Cognition Therapeutics Reports Year End 2023 Financial Results and Provides Business Update

- Topline Results from SHINE Study in Mild-to-Moderate Alzheimer’s Expected mid-2024 -

- On Track to Report Topline Results from SHIMMER Study in Mild-to-Moderate DLB in 2H 2024 -

- 1Q 2024 Capital Raise Extends Cash Runway Through May 2025 -

- Webcast Conference Call Scheduled Today at 8:00 a.m. ET -

Purchase, NY – March 26, 2024 – Cognition Therapeutics, Inc. (Nasdaq: CGTX), a clinical stage company developing product candidates that treat neurodegenerative disorders, (the “Company” or “Cognition”), today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided a business update. Management will host a live webcast conference call at 8:00am ET to review 2023 accomplishments. Details of the call are provided below.

A number of important clinical milestones were achieved in 2023, including the completion of enrollment in the Company’s Phase 2 SHINE Study in people with mild-to-moderate Alzheimer’s disease. In addition, the company initiated clinical studies in early Alzheimer’s disease and dry age-related macular degeneration (dry AMD). Cognition scientists published two manuscripts and made 11 presentations at medical and scientific congresses in 2023, advancing the understanding of its foundational science and clinical implications.

“We achieved a number of critical clinical objectives in 2023,” said Lisa Ricciardi, Cognition’s president and CEO. “We are pleased with the progress being made with our clinical trial partners to advance our Phase 2 studies. In addition, the scientific data generated by our team has continued to provide insights into proteins and biological processes impacted by CT1812 in Alzheimer’s and Parkinson's diseases as well as dry AMD.”

2023 Corporate and Clinical Highlights:

•	Completed enrollment of 153 adults in the Phase 2 SHINE Study of CT1812 in mild-to-moderate Alzheimer’s disease; topline results expected mid-2024
•	Continued enrollment in the Phase 2 SHIMMER Study in mild-to-moderate dementia with Lewy bodies (DLB); topline results expected in 2H2024
•	Initiated site activation and recruitment in Phase 2 START Study in early Alzheimer’s disease and Phase 2 MAGNIFY Study in geographic atrophy secondary to dry AMD
•	Completed Phase 2 SEQUEL Study; reported quantitative electroencephalogram (qEEG) results at Clinical Trials in Alzheimer's Disease congress
•	Published manuscripts that provide an extensive review of sigma-2 receptor biology in the International Journal of Molecular Science
•	Published results from the Phase 1b SNAP Study of CT1812, which measured target engagement in the journal, Translational Neurodegeneration
•	Presented extensive research at scientific and medical congresses from our proteomics research elucidating the pathways involved in sigma-2 receptor modulation in Alzheimer’s and Parkinson’s diseases and dry AMD
•	Appointed John Doyle to the role of chief financial officer

Cognition Therapeutics, Inc.
www.cogrx.com

“The FDA approval in 2023 of the first disease-modifying biologics for Alzheimer’s disease was a much-needed advance for the development of new drugs to treat Alzheimer’s and other neurological conditions,” said Ms. Ricciardi. “The approval confirmed the role of Aβ oligomers and protofibrils as disease drivers, re-invigorated research into complementary therapeutic approaches, and re-established investment interest in the sector. Building on this momentum, Cognition looks forward to two key milestones in 2024, namely the topline readout from two Phase 2 studies: SHINE in mild-to-moderate Alzheimer's disease and SHIMMER in mild-to-moderate DLB. In addition to cognitive findings, samples from study participants will be analyzed with an expectation that candidate biomarkers of CT1812 activity can be identified. We expect these clinical and biomarker results will inform the next phase of our evolution.”

Recent 2024 Financing

In March 2024, the Company issued and sold 6,571,428 shares of its common stock in an underwritten follow-on public offering, at $1.75 per share. The Company received net proceeds of approximately $10.4 million after deducting underwriting discounts and commissions and estimated offering expenses.

2023 Financial Results

Cash and cash equivalents as of December 31, 2023, were approximately $29.9 million, and total grant funds remaining from the NIA were $67.5 million. With the additional capital from the March 2024 offering, the Company estimates that it has sufficient cash to fund operations and capital expenditures through May of 2025.

Research and development expenses were $37.2 million for the year ended December 31, 2023, compared to $30.3 million for 2022. The increase was primarily related to higher costs associated with Phase 2 trial activities with contract research organizations, personnel, and preclinical research, partially offset by decreased manufacturing costs.

General and administrative expenses were $13.5 million for the year ended December 31, 2023, compared to $13.2 million for 2022. The increase was primarily related to higher employee compensation and benefits driven by increased headcount and equity-based compensation, partially offset by decreased Director & Officer Liability insurance and other expenses.

The Company reported a net loss of $25.8 million, or $(0.86) per basic and diluted share for the year ended December 31, 2023, compared to a net loss of $21.4 million, or $(0.91) per basic and diluted share for 2022.

Conference Call Information

Management will host a conference call and live webcast to discuss Cognition’s financial results today at 8:00 a.m. ET. To participate in the conference call, dial (800) 715-9871 (U.S.) or (646) 307-1963 (international) and provide conference ID number 6295507. Alternatively, you may connect to the live webcast via this link: https://edge.media-server.com/mmc/p/q7djwfy4 or by visiting the Investor Relations page of the Cognition website at www.cogrx.com. An archived webcast recording will be available approximately one hour after the conclusion of the live call.

About Cognition Therapeutics:

Cognition Therapeutics, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of innovative, small molecule therapeutics targeting age-related degenerative disorders of the central nervous system and retina. We are currently investigating our lead candidate CT1812 in clinical programs in Alzheimer’s disease, dementia with Lewy bodies (DLB) and dry age-related macular degeneration (dry AMD). We believe CT1812 and our pipeline of σ-2 receptor modulators can regulate pathways that are impaired in these diseases. We believe that targeting the σ-2 receptor with CT1812 represents a mechanism functionally distinct from other current approaches in clinical development for the treatment of degenerative diseases. More about Cognition Therapeutics and its pipeline can be found at https://cogrx.com/.

Cognition Therapeutics, Inc.
www.cogrx.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, are forward-looking statements. These statements, including statements relating to the timing and expected results of our clinical trials, and cash runway, involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition; our ability to secure new (and retain existing) grant funding; our ability to grow and manage growth, maintain relationships with suppliers and retain our management and key employees; our ability to successfully advance our current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of clinical trials; the timing, scope and likelihood of regulatory filings and approvals, including regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the we may be adversely affected by other economic, business or competitive factors, including ongoing economic uncertainty; our estimates of expenses and profitability; the evolution of the markets in which we compete; our ability to implement our strategic initiatives and continue to innovate our existing products; our ability to defend our intellectual property; the impacts of ongoing global and regional conflicts; the impact of the COVID-19 pandemic on our business, supply chain and labor force; and the risks and uncertainties described in the “Risk Factors” section of our annual and quarterly reports filed the Securities Exchange Commission. These risks are not exhaustive and we face both known and unknown risks. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Cognition Therapeutics, Inc.
www.cogrx.com

Cognition Therapeutics, Inc.

Unaudited Selected Financial Data

(in thousands, except share and per share data)	For the Year Ended December 31,
Consolidated Statements of Operations Data:	2023	2022
Operating Expenses:
Research and development	$37,196	$30,324
General and administrative	13,528	13,227
Total operating expenses	50,724	43,551
Loss from operations	(50,724)	(43,551)
Other income (expense):
Grant income	24,805	22,217
Other income (expense), net	158	(35)
Interest expense	(27)	(28)
Total other income, net	24,936	22,154
Net loss	$(25,788)	$(21,397)
Unrealized gain (loss) on foreign currency translation	4	(1)
Total comprehensive loss	$(25,784)	$(21,398)
Net loss per share:
Basic	$(0.86)	$(0.91)
Diluted	$(0.86)	$(0.91)
Weighted-average common shares outstanding:
Basic	30,029,087	23,640,199
Diluted	30,029,087	23,640,199

	As of
(in thousands)	December 31, 2023	December 31, 2022
Consolidated Balance Sheet Data:
Cash and cash equivalents	$29,922	$41,562
Total assets	35,163	50,425
Total liabilities	10,689	10,176
Accumulated deficit	(141,189)	(115,401)
Total stockholders’ equity	24,474	40,249

Contact Information: Cognition Therapeutics, Inc. info@cogrx.com	Casey McDonald (media) Tiberend Strategic Advisors, Inc. cmcdonald@tiberend.com	Mike Moyer (investors) LifeSci Advisors mmoyer@lifesciadvisors.com

Cognition Therapeutics, Inc.
www.cogrx.com